File No.: 024-11368

BUSINESS WARRIOR CORP.

POST QUALIFIATION AMENDMENT NO. 1 DATED APRIL 18, 2022

 TO THE OFFERING CIRCULAR DATED SEPTEMBER 28, 2021

EXPLANATORY NOTE

This Post-Qualification Offering Circular Amendment No. 1 amends, and should be read in conjunction with, the offering circular of Business Warrior Corp. (the “Company”), which was qualified by the Securities and Exchange Commission (the “Commission”) on March 19, 2021, as well as Supplement No. 1 dated March 18, 2022. Unless otherwise defined in this amendment, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. This Post-Qualification Amendment No. 1 seeks to modify references within the Offering Circular to the termination of the offering such that the Company has elected to extend the offering for an additional 1 year. As a result, the Company seeks to provide updated financial statements for the most recent fiscal years ended August 31, 2021, and 2020 in order to comply with 253 (g)(2) under the Securities Act of 1933.

The purpose of this post-qualification amendment is to add to the Offering Statement, as amended and qualified, the financial statements for the most recent fiscal year ended of Business Warrior Corp. and to amend, update and/or replace certain information contained in the Offering Circular in order to extend the Company’s Offering for a period of 1 year. The updated financial statements are attached as a supplement to this Post Qualification Amendment.

This Post-Qualification Amendment No. 1 amends the Offering Circular of Business Warrior Corp., originally qualified on March 19, 2021, and as may be amended and supplemented from time to time (the “Offering Circular”), to extend the offering for an additional 1 year, to update the financial statements to the Offering Circular and to update certain other information in the Offering Circular. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “Commission”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. To the extent not already qualified under Regulation A, these securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

This document modifies references within the Offering Circular to the financial statements of the Company.

Page 48 (“Plan of Operation”):

References to calendar year 2020 shall be amended to read as “fiscal year ended August 31, 2021”.

References to the total projected budget FY 20- 21 shall be amended to read as “Total Projected Budgeted FY 21-22”.

References Results of Operations for the nine months ended August 31, 2020, and 2019, Liquidity and Capital Resources and Short-Term Impacts on Revenue is replaced as follows:

Results of Operations and Critical Accounting Policies and Estimates

The results of operations are based on preparation of financial statements in conformity with accounting principles generally accepted in the United States. The preparation of financial statements requires management to select accounting policies for critical accounting areas as well as estimates and assumptions that affect the amounts reported in the financial statements. The Company’s accounting policies are more fully described in the notes the of financial statements attached.

Results of Operations for the year ended August 31, 2021, and 2020

Revenues.

Total Revenue. Total revenues for the year ended August 31, 2021, and 2020 were $5,523,458 and $380,787 respectively. This change is due to our change in revenue model and the introduction of our new software and the transition to the new software.

Expenses.

General and Administrative Expenses. Total operating expenses for the year ended August 31, 2021, and 2020 were $984,056 and $636,073 respectively.

Financial Condition.

Total Assets. Total assets at August 31, 2021 and August 31, 2020 were $4,508,944 and $150,889, respectively.

Total Liabilities. Total liabilities at August 31, 2021 and August 31, 2020 were $2,562,977 and $1,814,259, respectively.

Liquidity and Capital Resources.

The financial statements attached as exhibits to this Offering Circular have been prepared assuming that the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

The Company sustained a loss of $2,032,533 for the year-ended ended August 31, 2021, and $915,067 for the year ended August 31, 2020. Because of the absence of positive cash flows from operations, the Company will require additional funding for continuing the development and marketing of products. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As of August 31, 2021, we had approximately $4,250,000 in cash on hand. This will provide us with sufficient working capital for the next twelve months.

Net cash (used in) provided by operating activities for the years ended August 31, 2021 and 2020 were $1,570,270 and ($430,004), respectively. Net cash (used in) provided by operating activities includes our net loss, stock issued for services, accounts payable, and accrued management fees.

Net cash used in investing activities for the years ended August 31, 2021 and 2020 were $101,498 and $166,576, respectively.

Net cash provided by financing activities for the years ended August 31, 2021 and 2020 were $2,729,217 and $534,811, respectively. Net cash provided by financing activities includes proceeds from notes payable of $127,868 and $305,000, respectively, and stock issued for accounts payable of $84,000 and $83,514, respectively.

2

We anticipate that our future liquidity requirements will arise from the need to fund our growth from operations, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from this Offering, private sources and/or debt financing. However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability. Our Plan of Operation for the next twelve months is to raise capital to implement our strategy. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. Although we are not presently engaged in any capital raising activities, we anticipate that we may engage in one or more private offering of our company’s securities after the completion of this offering. We would most likely rely upon the transaction exemptions from registration provided by Regulation D, Rule 506 or conduct another private offering under Section 4(2) of the Securities Act of 1933.

We are not aware of any trends or known demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in material increases or decreases in liquidity.

3

Page 62, Table 1 (Index to Consolidated Financial Statements) shall be replaced by the following:

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BUSINESS WARRIOR CORPORATION

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Business Warrior Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Business Warrior Corporation (the "Company") as of August 31, 2021 and 2020, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended August 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended August 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Derivatives

When the Company issues debt that contains a conversion feature and/or warrants to purchase common stock, it first evaluates whether the conversion feature meets the requirements to be treated as a derivative. If the conversion feature within convertible debt meets the requirements to be treated as a derivative, the Company uses a third party specialist to estimate and record the fair value of the derivative liability using the Monte Carlo Pricing Model upon the date of issuance. The derivative liability is revalued at the end of each reporting period.

We identified the Company's application of the accounting for convertible notes and warrants as a critical audit matter. The principal considerations for our determination of this critical audit matter related to the high degree of subjectivity in the Company's judgments in determining the qualitative factors. Auditing these judgments and assumptions by the Company involves auditor judgment due to the nature and extent of audit evidence and effort required to address these matters.

The primary procedures we performed to address these critical audit matters included the following:

•	We obtained debt and warrant related agreements and performed the following procedures:

-	Reviewed agreements for all relevant terms.

-	Tested management's identification and treatment of agreement terms.

-

Reviewed and discussed the assumptions and approached used by the third party specialist to calculate the fair value of the derivative liability using the Monte Carlo method to determine whether the derivative liability and related gain or loss recorded by the Company was reasonable.

-	Recalculated the third party specialist's fair value of each conversion feature based on the terms in the agreements.

-

Assessed the terms and evaluated the appropriateness of the third party's application of the Company's accounting policies, along with the use of estimates, in the determination of the amortization of the debt discount.

WehaveservedastheCompany'sauditorsince2022.

Tampa, Florida

April 14, 2022

F-3

BUSINESS WARRIOR CORPORATION

CONSOLIDATED BALANCE SHEETS

	August 31,
	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$4,251,741	$53,751
Accounts receivable, net	45,284	43,700
Total current assets	4,297,025	97,451

Property and equipment, net	119,068	53,438
Finance right of use asset, net	92,851	-
Total assets	$4,508,944	$150,889

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	$183,136	$272,260
Accrued expenses	1,746,180	669,000
Due to related parties	158,041	152,849
Current portion of finance lease liability	17,086	-
Current portion of convertible notes payable	145,238	259,080
Current portion of due to related parties	-	-
Total current liabilities	2,249,681	1,353,189

Notes payable	5,000	95,000
Notes payable, related party	5,131	22,024
Convertible notes payable	-	109,199
Finance lease liability, long term	75,765	-
PPP note payable	77,500	60,600
SBA loan	149,900	149,900
Derivative liability	-	24,347
Total long term liabilities	313,296	461,070
Total liabilities	2,562,977	1,814,259

Commitments and contingencies (Note 12)

Stockholders' Equity (Deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 15,500 shares issued and outstanding	16	16
Common stock, $0.0001 par value; 500,000,000 shares authorized; 394,243,067 and 293,139,140 shares issued and outstanding as of August 31, 2021 and 2020, respectively	39,425	29,314
Additional paid in capital	5,271,880	(359,879)
Accumulated Deficit	(3,365,354)	(1,332,821)
Total stockholders' equity (deficit)	1,945,967	(1,663,370)

Total liabilities and stockholders' equity (deficit)	$4,508,944	$150,889

F-4

BUSINESS WARRIOR CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended August 31,
	2021	2020

Sales	$5,523,458	$380,787
Cost of sales	84,519	19,397
Gross profit	5,438,939	361,390
Operating expenses:
Advertising and promotion	1,733,865	235,238
Salaries and wages	l,942,573	331,540
General and administrative expenses	984,056	636,073
Income from operations	778,445	(841,461)

Other (expense) income:
Interest expense	(150,872)	(78,035)
Derivative loss	(2,238,941)	(899)
Gain on extinguishment of debt	191,675	-
Settlement costs	(620,375)	-
Other income	7,535	5,328
Total other expense	(2,810,978)	(73,606)
Net loss before income taxes	(2,032,533)	(915,067)
Provision for taxes	-	-
Net loss	$(2,032,533)	$(915,067)

Net loss per share:
Basic and diluted	$(0.006)	$(0.003)
Weighted average shares used in per share calculation
Basic and diluted	353,158,502	286,741,899

F-5

BUSINESS WARRIOR CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Series A Preferred Stock		Common Stock		Additional Paid In	Accumulated	Member	Member
	Shares	Amount	Shares	Amount	Capital	Deficit	Units	Amount	Total
Balances, August 31, 2019	-	$-	-	$-	$-	$-	100,000	$(1,415,398)	$(1,415,398)
Recapitalization upon merger	15,500	16	283,392,859	28,339	(986,488.00)	(417,754)	(100,000)	1,415,398	39,511
Shareholder debt converted to capital	-	-	-	-	478,161	-	-	-	478,161
Stock issued for services	-	-	909,091	91	40,818	-	-	-	40,909
Issuance of common stock for cash	-	-	1,666,667	167	24,833	-	-	-	25,000
Stock issued in settlement of accounts payable	-	-	7,170,523	717	82,797	-	-	-	83,514
Net loss	-	-	-	-		(915,067)	-	-	(915,067)
Balances, August 31, 2020	15,500	16	293,139,140	29,314	(359,879)	(1,332,821)	-	-	(1,663,370)
Issuance of common stock for cash	-	-	70,158,926	7,016	2,711,420	-	-	-	2,718,436
Issuance of common stock for convertible debt	-	-	19,508,433	1,951	1,544,888	-	-	-	1,546,839
Stock issued in settlement of accounts payable	-	-	3,243,243	324	83,676	-	-	-	84,000
Issuance of common stock for warrant exercise	-	-	5,247,822	525	1,141,745	-	-	-	1,142,270
Stock issued for services	-	-	2,945,503	295	150,030				150,325
Net loss	-	-	-	-	-	$(2,032,533)	-	-	(2,032,533)
Balances, August 31, 2021	15,500	16	394,243,067	39,425	$5,271,880	(3,365,354)	-	$-	$1,945,967

F-6

BUSINESS WARRIOR CORPORATION

CONSOLIDATEDSTATEMENT OF CASHFLOWS

	Years Ended August 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(2,032,533)	$(915,067)
Adjustments to reconcile net loss to net cash from operations:
Depreciation	37,254	59,383
Amortization of debt discount	158,487	-
Gain on extinguishment of debt	(191,675)	(10,801)
Stock-based compensation	150,325	40,909
Derivative expense	2,238,941	24,347
Changes in operating assets and liabilities:
Accounts receivable	(1,584)	30,964
Accounts payable	(5,124)	310,261
Accrued expenses	1,216,180	30,000
Net cash flows from operations	1,570,271	(430,004)

Cash flows from investing activities:
Purchase of property and equipment	(101,498)	(166,576)
Net cash flows from investing activities	(101,498)	(166,576)

Cash flows from financing activities:
Net change in related party payables	5192	52,913
Proceeds from notes payable, related party	-	132,505
Proceeds from notes payable	127,868	305,000
Proceeds from convertible notes payable	-	120,000
Payment of finance right of use asset	(1,386)	-
Payments on notes payable	(104,000)	-
Payments of notes payable, related party	(16,893)	(100,607)
Proceeds from issuance of common stock	2,718,436	25,000
Net cash flows from financing activities	2,729,217	534,811

Net change in cash and cash equivalents	4,197,990	(61,769)

Cash and cash equivalents at beginning of period	53,751	115,520

Cash and cash equivalents at end of period	$4,251,741	$53,751

Noncash investing and financing activities:
Stock issued for accounts payable	84,000	83,514
Right of use asset acquired by finance lease	94,237	-
Stock issued for debt	267,334	-
Related party balances deemed a contribution	-	478,161

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,390	$52,879
Cash paid for taxes	$-	$-

F-7

BUSINESS WARRIOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AUGUST 31, 2021 AND 2020

1.	ORGANIZATION AND NATURE OF OPERATIONS

Organization—Kading Companies, S.A. (“Kading”) was incorporated under the International Business Companies Ordinance of the Territory of the British Virgin Islands on October 10, 1995.

On January 31, 2020, a merger was consummated (the “Merger”) with Bluume LLC., dba Business Warrior (“Business Warrior”), and KDNG Merger Sub, Inc., a wholly-owned subsidiary of Kading (the “Merger Subsidiary”), pursuant to which Business Warrior merged with and into the Merger Subsidiary, with Business Warrior being the surviving entity. Following the Merger, Kading adopted the business plan of Business Warrior. As consideration for the Merger, an aggregate of 15,500 shares of Series A Preferred stock was issued to the former Business Warrior members. Immediately following the transaction, Kading was redomiciled to the jurisdiction of the United States and changed its name to Business Warrior Corporation (the “Company”). The financial statements are those of Business Warrior (the accounting acquirer) prior to the merger and include the activity of Kading (the legal acquirer) from the date of the merger.

Nature of Operations— Business Warrior software helps small businesses simplify and prioritize daily decisions to improve profitability. Business Warrior takes an organic view of each business’s online reputation, listings, website, search results, and advertising. Then the software recommends the imperative actions to drive new customers and improve profitability.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its consolidated and wholly owned subsidiaries. The consolidated financial statements reflect the elimination of all significant inter-company accounts and transactions.

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual events and results could materially differ from those assumptions and estimates.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions, and at times, balances may exceed federally insured limits.

Property and Equipment— Property and equipment are stated at cost. Depreciation is calculated by the straight-line method over the useful lives of depreciable assets. The Company’s fixed assets consist of computer equipment and office furniture with useful lives of one to five years.

Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any resulting gain or loss is included in earnings. Expenditures for maintenance and repairs are charged to expense as incurred.

F-8

Impairment of Long-Lived Assets—Potential impairments of long-lived assets are reviewed when events or changes in circumstances indicate a potential impairment may exist. In accordance with Accounting Standard Codification (“ASC”) Subtopic 360-10, “Property, Plant and Equipment – Overall,” impairment is determined when estimated future undiscounted cash flows associated with an asset are less than the asset’s carrying value.

Accounts Receivable and Allowance for Doubtful Accounts— Accounts receivable are carried at the original invoiced amount less an allowance for doubtful accounts based on the probability of future collection. The probability of future collection is based on specific considerations of historical loss patterns and an assessment of the continuation of such patterns based on past collection trends and known or anticipated future economic events that may impact collectability. The probability of future collection is also assessed by geography. To date, losses resulting from uncollected receivables have not exceeded management’s expectations.

Income Taxes— Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our federal tax return and any state tax returns are not currently under examination.

The Company has adopted ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition—The Company recognizes revenue in accordance with Accounting Standards Update 2014-09, “Revenue from contracts with customers,” (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company’s main revenue stream is from sales of products. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company's performance obligations are transferred to customers at a point in time, typically upon delivery.

Identify the customer contract

A customer contract is generally identified when the Company and a customer have executed an arrangement that calls for the Company to grant access to its online software products and provide professional services in exchange for consideration from the customer.

F-9

Identify performance obligations that are distinct

A performance obligation is a promise to provide a distinct good or service or a series of distinct goods or services. A good or service that is promised to a customer is distinct if the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and a company’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract. The Company has determined that subscriptions for its online software products are distinct because, once a customer has access to the online software product is fully functional and does not require any additional development, modification, or customization. Professional services sold are distinct because the customer benefits from the on-boarding and training to make better use of the online software products it purchased.

Determine the transaction price

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods or services to a customer, excluding sales taxes that are collected on behalf of government agencies. The Company estimates any variable consideration to which it will be entitled at contract inception, and reassesses at each reporting date, when determining the transaction price. The Company does not include variable consideration to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will occur when any uncertainty associated with the variable consideration is resolved.

Allocate the transaction price to the distinct performance obligations

The transaction price is allocated to each performance obligation based on the relative standalone selling prices (“SSP”) of the goods or services being provided to the customer. The Company determines the SSP of its goods and services based upon the average sales prices for each type of online software product and professional services sold. In instances where there are not sufficient data points, or the selling prices for a particular online software product or professional service are disparate, the Company estimates the SSP using other observable inputs, such as similar products or services.

Recognize revenue as the performance obligations are satisfied

Revenues are recognized when or as control of the promised goods or services is transferred to customers. Revenue from online software products is recognized ratably over the subscription period beginning on the date the Company’s online software products are made available to customers. Most subscription contracts are one year or less. The Company recognizes revenue from on-boarding, training, and consulting services as the services are provided. Cash payments received in advance of providing subscription or services are recorded to deferred revenue until the performance obligation is satisfied.

Net Income (Loss) Per Common Share—The Company computes income per common share, in accordance with ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants. No potential dilutive common shares are included in the computation of any diluted per share amount when a loss is reported.

Fair Value Measurements—ASC Topic 820, Fair Value Measurements, clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

F-10

Advertising and Promotion— The Company follows the policy of charging the costs of advertising, marketing, and public relations to expense as incurred. The Company has $1,733,865 and $235,238 in advertising expenses for the years ended August 31, 2021 and 2020, respectively.

Covid-19 Disclosure— The COVID-19 global pandemic may seriously negatively affect the Company’s operations and business. It is possible that this ongoing global pandemic may cause the Company to have to significantly delay or suspend its operations, which would likely result in a material adverse impact on its business and financial positions.

Cost of Revenue — This is comprised of referral and sales commission, advertising for our premium marketing clients, website hosting fees, and data fees for our software subscribers.

Leases— The Company adopted ASU 2016-02, “Leases” (Topic 842). Based on this standard, the Company determines if an agreement is a lease at inception. Operating leases are included in operating lease – right to use, current portion of operating lease liability, and operating lease liability, less current portion in the Company’s consolidated balance sheets. Finance leases are included in property and equipment, net, current portion of long- term debt, net and long-term debt, less current portion and debt issuance costs in the Company’s consolidated balance sheets.

As permitted under ASU 2016-02, the Company has made an accounting policy election not to apply the recognition provisions of ASU 2016-02 to short term leases (leases with a lease term of 12 months or less that do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise); instead, the Company will recognize the lease payments for short term leases on a straight-line basis over the lease term.

3.	RECENTLY ACCOUNTING PRONOUNCEMENTS

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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4.	PRO FORMA DISCLOSURES

In March 2022, we closed the acquisition of 100% of the equity interests of Helix House, LLC, a marketing agency based in Scottsdale, Arizona, for a Closing Purchase Price of $2,250,000. The Closing Purchase Price included $1,200,000 in cash and 18,004,115 shares of restricted common stock valued at $1,050,000 at the acquisition date. There is additional earn-out potential based on future revenue growth of the Helix House division as a subsidiary of Business Warrior Corporation. The earn-out potential is up to a total of $600,000 in cash and $1,900,000 in stock, which is valued at the average of the closing prices of the Company’s Common Stock for the 20 trading days following the achievement of the revenue milestones.

The following unaudited pro forma financial results reflects the historical operating results of the Company, including the unaudited pro forma results of Helix House for the years ended August 31, 2021 and 2020, respectively, as if each of these business combinations had occurred as of September 1, 2019. The pro forma financial information set forth below reflects adjustments to the historical data of the Company to give effect to each of these acquisitions and the related equity issuances as if each had occurred on September 1, 2019. The pro forma information presented below does not purport to represent what the actual results of operations would have been for the periods indicated, nor does it purport to represent the Company’s future results of operations. The following table summarizes on an unaudited pro forma basis the Company’s results of operations for the years ended August 31, 2021 and 2020:

	2021	2020
Net sales	$6,412,978	$1,260,875
Net loss	$(1,995,268)	$(809,944)
Net income per share- basic and diluted	$(.005)	$(.003)
Weighted average number of shares of common stock outstanding- basic and diluted	371,162,617	304,746,014

The calculations of pro forma net revenue and pro forma net loss give effect to the business combinations for the period from September 1, 2019 until the respective closing dates for (i) the historical net revenue and net income (loss), as applicable, of the acquired businesses, (ii) incremental depreciation and amortization for each business combination based on the fair value of property, equipment and identifiable intangible assets acquired and the related estimated useful lives, and (iii) recognition of accretion of discounts on obligations with extended were assumed in the business combinations.

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5.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	August 31, 2021	August 31, 2020
Software and computer equipment	$386,489	$284,991
Furniture and fixtures and other equipment	2,960	2,960
Leasehold improvements	1,680	1,680
Total property and equipment	391,129	289,631
Less accumulated depreciation	(272,061)	(236,193)
Total property and equipment, net	$119.068	$53,438

For the years ended August 31, 2021 and 2020, depreciation expense was $35,868 and $59,383, respectively.

6.	LEASE RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

Finance leases

The Company leases a vehicle which meets the classification of a finance lease under ASC 842. The monthly payments are $1,778 and the term is 60 months. The lease commenced on August 26, 2021.

Finance right of use assets are summarized below:

August 31, 2021
Finance Lease	$94,237
Less accumulated depreciation	(1,386)
Finance lease, net	$92,851

Depreciation expense was $1,386 for the year ended August 31, 2021. Finance lease liabilities are summarized below:

August 31, 2021
Finance Lease	$92,851
Less: current portion	(17,086)
Long term portion	$75,765

Maturity of lease liabilities are as follows: As of August 31, 2021

Year ending August 31, 2022	$21,340
Year ending August 31, 2023	21,340
Year ending August 31, 2024	21,340
Year ending August 31, 2025	21,340
Year ending August 31, 2026	19,562
Total future minimum lease payments	104,924
Less imputed interest	(12,072)
PV of Payments	$92,851

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7.	ACCRUED EXPENSES

As of August 31, 2020, the Company owed a payable of $514,000 to a former partner in one of the Company’s subsidiaries, Bluume LLC. In Q3 2021, the Company settled the payable for a total cash payment of $375,000. The Company recognized a gain on the extinguishment of this payable of $139,000.

8.	NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

Notes payable consist of the following:

	August 31, 2021	August 31, 2020
Notes Payable	$150,238	$354,080
PPP loan payable	$77,500	$60,600
SBA loan	149,900	149,900
Convertible notes payable	-	109,199

Notes payable, the PPP loan payable and SBA loans consist of various unsecured notes bearing interest up to 12% per annum. Maturity dates range from September 1, 2021 through November 27, 2032.

In December 2019, a novel strain of coronavirus (“COVID-19”) was identified and the disease has since spread across the world, including the United States. In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. As a result of the pandemic, the Company entered into a U.S Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) note payable in the amount of $60,600 in 2020. The PPP loan bears interest at a rate of 1% per annum. The principal amount of the PPP loan is subject to forgiveness if certain requirements are met with respect to how the loan proceeds are used by the Company.

In January 2021, the initial PPP note of $60,600 was fully forgiven and recognized as a gain on extinguishment of debt.

On February 23, 2021, the Company received an additional PPP loan of $77,500. This loan is expected to be 100% forgiven. On March 8, 2021, the Company received an additional PPP loan of $62,002, which was forgiven on August 23, 2021.

The Company also entered into a normal SBA loan during 2020 with a principal amount of $149,900. The note bears interest at a rate of 3.75% per annum. On March 16, 2021, the SBA announced extended deferment periods for all COVID-19 and other disaster loans until 2022. As such, repayment of the Company’s SBA loan will not begin until November 2022.

Convertible Notes Payable convert into stock, which would be restricted for a year following conversion. For the year ended August 31, 2021, convertible notes payable of $248,924 converted to 19,508,433 shares of common stock. There were no notes converted to common stock for the year ended August 31, 2020.

9.	RELATED PARTIES

The Board of Directors has adopted a written related party transaction policy. This policy applies to all transactions that qualify for disclosure. Information about transactions involving related persons is reviewed by Management. Related persons include Company directors and executive officers, as well as their immediate family members. If a related person has a direct or indirect material interest in any Company transaction, then Management would decide whether or not to approve or ratify the transaction. For the years ended August 31, 2021 and 2020, the amounts due to related parties is properly disclosed within the financial statements and footnotes. Notes payable to related parties is $5,131 and $22,024 as of August 31, 2021 and 2020, respectively.

The Due to related parties is $158,041 and $152,849 as of August 31, 2021, and 2020, respectively

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10.	DERIVATIVE FINANCIAL INSTRUMENTS

Embedded derivatives

The Company’s convertible promissory notes gave rise to derivative financial instruments. The notes embodied certain terms and conditions that were not clearly and closely related to the host debt agreement in terms of economic risks and characteristics. These terms and features consist of the embedded conversion option.

Detachable warrants

Certain convertible notes were issued with detachable warrants which contained terms that did not achieve equity classification.

All of the derivative liabilities were extinguished during the year end August 31, 2021.

The following tables summarize the components of the Company’s derivative liabilities and linked common shares as of August 31, 2020 and the amounts that were reflected in income related to derivatives for the period ended:

	August 31, 2020
The financings giving rise to derivative financial instruments	Indexed Shares	Fair Values
Embedded derivatives	1,827,562	$24,347
Total	1,827,562	$24,347

The following table summarizes the effects on the Company’s gain (loss) associated with changes in the fair values of the derivative financial instruments by type of financing for the years ended August 31, 2021 and 2020:

	For the Years Ended
	August 31, 2021	August 31, 2020
Embedded derivatives	$(995,510)	$(899)
Warrant derivatives	(1,142,270)
Day-one derivative loss	(101,161)	-
Total	$(2,238,941)	$(899)

Current accounting principles that are provided in ASC 815 - Derivatives and Hedging require derivative financial instruments to be classified in liabilities and carried at fair value with changes recorded in income. The Company has selected the Monte Carlo Simulation Model, which approximates the Monte Carlo Simulations, valuation technique to fair value the embedded derivative because it believes that this technique is reflective of all significant assumption types, and ranges of assumption inputs, that market participants would likely consider in transactions involving embedded derivatives. Such assumptions include, among other inputs, interest risk assumptions, credit risk assumptions and redemption behaviors in addition to traditional inputs for option models such as market trading volatility and risk-free rates. The Binomial Lattice Model technique is a level three valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators. For instruments in which the time to expiration has expired, the Company has utilized the intrinsic value as the fair value.

The intrinsic value is the difference between the quoted market price on the valuation date and the applicable conversion price.

The Company utilized the Black Scholes Merton (“BSM”) technique for the warrant derivatives. The significant assumptions utilized in the BSM is risk-free interest, volatility, time to expiration, strike price and underlying price.

Significant inputs and results arising from the Monte Carlo Simulation process are as follows for the embedded derivatives that have been bifurcated from the convertible notes and classified in liabilities:

Inception Dates
Quoted market price on valuation date	$0.018 - $0.025
Effective contractual conversion rates	$0.05
Contractual term to maturity	3 years
Market volatility:
Volatility	228.26% - 400.44%
Risk-adjusted interest rate	1.62%

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The following table reflects the issuances of embedded derivatives and changes in fair value inputs and assumptions related to the embedded derivatives as of August 31, 2021 and 2020.

	Year Ended August 31, 2021	Year Ended August 31, 2020
Balances at beginning of period	$24,347	$-
Issuances:
Embedded derivatives	96,667	23,448
Warrant derivatives	54,494
Conversions	(1,116,524)	-
Warrant exercise	(1,196,764)	-
Changes in fair value inputs and assumptions reflected in income	2,137,780	899
Balances at end of period	$-	$24,347

12.	COMMITMENTS AND CONTINGENCIES

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of August 31, 2021 and 2020, the Company is not aware of any contingent liabilities that has not been be reflected in the financial statements.

13.	CONCENTRATIONS

For the year ended August 31, 2021, the Company had one customer representing 94% of total revenue. For the year ended August 31, 2020, the Company had one customer representing 84% of total revenue.

14.	INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. Federal income tax rate is 21%.

The provision for Federal income tax consists of the following August 31:

Federal income tax benefit attributable to:	2021	2020
Current Operations	$426,832	$192,164
Less: valuation allowance	(426,832)	(192,164)
Net provision for Federal income taxes	$-	$-

The cumulative tax effect at the expected rate of 21% of significant stems comprising our net deferred tax amount is as follows:

Deferred tax asset attributable to:	2021	2020
Net operating loss carryover	$706,724	$279,892
Less: valuation allowance	(706,724)	(279,892)
Net provision for Federal income taxes	$-	$-

15.	SUBSEQUENT EVENTS

In September and October 2021, the Company issued 21,875,000 common shares for additional Regulation A funding of $1,750,000.

The PPP loan of $77,500 was forgiven on October 22, 2021.

In April 2022, the Company has reached a verbal agreement to settle a pending lawsuit. The formal written settlement agreement has not yet been signed by either party, but is expected to execute on the document soon. The settlement will include a cash payment of $325,000 and 7.5 million shares of restricted common stock. The cash payment of $325,000 has been properly accrued as of August 31, 2021.

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PART III - EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description

2.1**	Articles of Continuance
2.2**	Amended and Restated Articles of Incorporation of Business Warrior
4.1**	Form of Regulation A Subscription Agreement
6.1**	Plan and Agreement of Merger and Reorganization
6.4**	Marketing Program agreement with vonRick
6.5**	Consulting agreement with Kevin Kading
6.6**	Customer Relationship Management software agreement with Hubspot, LLC
6.7**	Agreement with Chatmeter
11.2	Consent of Jonathan D. Leinwand, P.A. (included in Exhibit 12.1)
12.1**	Opinion of Jonathan D. Leinwand, P.A. as to legality of the offering

________________

* Filed herewith.

** Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, Nevada, on April 19, 2022

BUSINESS WARRIOR CORPORATION

By:	/s/ Rhett Doolittle
Rhett Doolittle
CEO, Director and Principal Financial Officer

This Offering Statement has been signed by the following person in the capacity and on the dates indicated.

Signature	Title	Date

/s/ Jonathan Brooks	President and Director	April 19, 2022

/s/ Rhett Doolittle	CEO, Director and Principal Financial Officer	April 19, 2022

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This amendment is not complete without, and may not be delivered or used except in connection with, the Offering Circular, including the disclosures incorporated by reference therein and all amendments or supplements thereto. The information included in this amendment modifies and supersedes, in part, the information contained in the Offering Circular. Any information that is modified or superseded in the Offering Circular shall not be deemed to constitute a part of the Offering Circular, except as so modified or superseded by this supplement.

The Company may further amend or supplement the Offering Circular from time to time by filing additional amendments or supplements as required. You should read the entire Offering Circular, including the disclosure incorporated by reference therein, and any amendments or supplements carefully before you make an investment decision.

NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. YOU SHOULD MAKE AN INDEPENDENT DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND FINANCIAL RISK TOLERANCE LEVEL. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

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